                                  Exhibit (12)
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)


                                                    2002            2001             2000
                                                 ------------    ------------     -----------
Net earnings                                        $106.0          $19.0           $148.5

Add (deduct):
  Income taxes                                        58.0           26.1             69.5
  Minority interest in earnings
    of consolidated subsidiaries                       3.4            2.7              3.0
  Cumulative effect of a change in
    accounting princple, net of tax                   (2.8)           2.5            (25.4)
                                                 ------------    ------------     -----------

Net earnings as defined                              164.6           50.3            195.6

Fixed charges:
  Interest on debt                                    28.7           35.5             40.7
  Interest element of rentals                          5.2            5.4              5.3
                                                 ------------    ------------     -----------

Total fixed charges                                   33.9           40.9             46.0
                                                 ------------    ------------     -----------
Total adjusted earnings available
 for payment of fixed charges                       $198.5          $91.2           $241.6
                                                 ============    ============     ===========

Ratio of earnings to fixed charges                     5.9            2.2              5.3
                                                 ============    ============     ===========


For purpose of computing this ratio, "Net earnings" consist of (a) income from continuing operations before income taxes and adjusted for minority interest, and (b) "Fixed Charges," consists of interest on debt and the estimated interest portion of rents.


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